Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-90363) pertaining to the Amended and Restated 1998 Stock Incentive Plan of TheStreet.com, Inc. of our reports dated March 11, 2005, with respect to the consolidated financial statements and schedule of TheStreet.com, Inc., TheStreet.com, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of TheStreet.com, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

New York, New York	/s/ Ernst & Young LLP
March 11, 2005